As filed with the Securities and Exchange Commission on October 11, 2016
Registration No. 333-187470

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7 TO
FORM S-11
REGISTRATION UNDER THE SECURITIES ACT OF 1933
____________________________________________________________________________
COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.
(Exact Name of Registrant as Specified in Its Charter)
____________________________________________________________________________

Maryland	2325 East Camelback Road, Suite 1100 Phoenix, Arizona 85016 (602) 778-8700	46-2218486
(State or other jurisdiction of incorporation or organization)	(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)
____________________________________________________________________________
Glenn J. Rufrano
Chief Executive Officer and President
Cole Office & Industrial REIT (CCIT II), Inc.
2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016
(602) 778-8700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________________________________________________________________
Copies to:

Lauren Burnham Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 (404) 233-7000
____________________________________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☐

DEREGISTRATION OF SHARES OF COMMON STOCK
Cole Office & Industrial REIT (CCIT II), Inc. (the “Company”) filed a Registration Statement on Form S-11 (Registration No. 333-187470) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 17, 2013, pursuant to which the Company registered $2.5 billion in shares of a single class of common stock (now referred to as Class A Shares, as defined below) at a price of $10.00 per share until April 8, 2016 and $10.99 per share effective April 11, 2016, as well as up to $475 million in additional shares to be issued pursuant to a distribution reinvestment plan (the “DRIP”) at a price of $9.50 per share until April 8, 2016 and $10.00 per share effective April 11, 2016 (together with the Class T Shares as defined below, the “Offering”).
Effective as of March 4, 2016, the Company changed the designation of its common stock to Class A common stock (the “Class A Shares”) and then reclassified a portion of its Class A Shares as Class T shares of the Company’s common stock (the “Class T Shares”) pursuant to filings of Articles of Amendment (“Articles of Amendment”) and Articles Supplementary (“Articles Supplementary”) to the Company’s Articles of Amendment and Restatement. All shares of common stock issued and outstanding prior to the filing of the Articles of Amendment and the Articles Supplementary were designated as Class A Shares following the filing of the Articles of Amendment and the Articles Supplementary.
In connection with Post-Effective Amendment No. 6 to the Registration Statement, which was declared effective by the SEC on April 29, 2016, the Company began offering up to $1.0 billion, of the $2.5 billion in shares that make up the primary portion of the Offering, in Class T Shares at a price of $10.53 per share in the primary portion of the Offering, along with up to $1.5 billion in Class A Shares at a price of $10.99 per share in the primary portion of the Offering.
As of the close of business on September 17, 2016, the Company had sold a total of $677,954,897 of Class A Shares and Class T Shares pursuant to the Registration Statement, including $651,262,827 of Class A Shares and Class T Shares sold to the public pursuant to the primary portion of the Offering and $26,692,070 of Class A Shares and Class T Shares sold pursuant to the DRIP. The foregoing numbers include $10,490,572 of Class A Shares and $3,825,658 of Class T Shares sold to the public pursuant to the primary portion of the Offering and $1,803,161 of Class A Shares and Class T Shares sold pursuant to the DRIP from September 1, 2016 through September 17, 2016. The Company terminated the offering of shares pursuant to the Registration Statement as of the close of business on September 17, 2016, and hereby deregisters the remaining $2,297,045,103 of unsold Class A Shares and Class T Shares as of the close of business on September 17, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 11th day of October, 2016.

COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.

By:	/s/ Glenn J. Rufrano
Glenn J. Rufrano
Chief Executive Officer and President
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the dates as indicated.

Signature	Title	Date

/s/ Glenn J. Rufrano	Chief Executive Officer and President and Director (Principal Executive Officer)	October 11, 2016
Glenn J. Rufrano

/s/ Nathan D. DeBacker	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 11, 2016
Nathan D. DeBacker

/s/ Christine T. Brown	Vice President of Accounting (Principal Accounting Officer)	October 11, 2016
Christine T. Brown

/s/ James F. Risoleo	Independent Director and Non-Executive Chairman of the Board of Directors	October 11, 2016
James F. Risoleo

/s/ P. Anthony Nissley	Independent Director	October 11, 2016
P. Anthony Nissley

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